Exhibit 5.1

JONES DAY

2727 NORTH HARWOOD STREET    •    DALLAS, TEXAS 75201.1515

TELEPHONE: +1.214.220.3939    •    FACSIMILE: +1.214.969.5100

June 29, 2015

Babcock & Wilcox Enterprises, Inc.

13024 Ballantyne Corporate Place, Suite 700

Charlotte, North Carolina 28277

Re: Registration Statement on Form S-8 Filed by Babcock & Wilcox Enterprises, Inc.

Ladies and Gentlemen:

We have acted as counsel for Babcock & Wilcox Enterprises, Inc., a Delaware corporation (the “Company”), in connection with the Babcock & Wilcox Enterprises, Inc. 2015 Long-Term Incentive Plan (the “Plan”) and the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company to effect the registration of the Shares (as defined below) under the Securities Act of 1933 (the “Act”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the 5.8 million shares (the “Shares”) of common stock, par value $0.01 per share, of the Company that may be issued or delivered and sold pursuant to the Plan and the authorized forms of stock option, restricted stock or other applicable award agreements thereunder (the “Award Agreements”) will be, when issued or delivered and sold in accordance with the Plan and the Award Agreements, validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction on the opinion expressed herein. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the Award Agreements will be in full force and effect at all times at which the Shares are issued or delivered and sold by the Company, and that the Company will take no action inconsistent with such resolutions. In rendering the opinion above, we have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

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